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                                                                   EXHIBIT 10.22


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of this 14th day of August, 1999, by and between The Penn Traffic Company (the "Company") and Leslie Knox ("Executive").

         1. EMPLOYMENT. (a) The Company hereby agrees to engage, hire and employ Executive as Senior Vice President, Chief Marketing Officer during the Term (as defined).

         (b) Executive hereby accepts employment as Senior Vice President, Chief Marketing Officer of the Company and agrees to provide to the Company his full-time services, performing such duties as shall reasonably be required and otherwise on the terms and subject to the conditions set forth in this Agreement.

         2. TERM. The term of employment of Executive under this Agreement shall commence effective on May 3, 1999 (the "Effective Date") and will continue until May 3, 2001 unless earlier terminated in accordance with this Agreement (the "Term").

         3. LOCATION OF EMPLOYMENT. Executive shall render services primarily at the Company's offices that are located in Syracuse, New York. In an effort to assist Executive in relocating his primary residence to the Syracuse, New York area, the Company shall provide Executive with relocation assistance in the manner set forth on Schedule A attached hereto.

         4. COMPENSATION.

                  (a) Base Salary. The Company shall pay to Executive during the Term a base salary of not less than $275,000 per annum ("Base Salary"). The Base Salary shall be paid in accordance with the Company's standard payroll practices and will be subject to withholding and other applicable taxes.

                  (b) Target Bonus. Subject to the provisions of this Paragraph 4(b), the Executive shall be entitled to receive an annual cash bonus (the "Target Bonus") for each fiscal year of the Company (i.e, year ending on or about January 30 of each year) in an amount up to 40% of Base Salary depending upon whether the Company meets, exceeds or falls short of its budgeted goals for the applicable fiscal year ("Target Performance") and based on other personal criteria established in advance of such fiscal year. Notwithstanding the preceding sentence, the Target Bonus Executive shall be entitled to receive for the fiscal year ending January 29, 2000 shall not be less than $55,000. Payments of Target Bonus for any fiscal year shall be made during the first quarter of the fiscal year immediately following the year in respect of which the Target Bonus is payable and will only be paid to Executive if he is employed with the Company at that time.

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                  (c) Options. Executive shall, on the date the Company emerges from protection under chapter 11 of the Bankruptcy Code, be granted 10-year options to purchase 50,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), with an exercise price equal to the fair market value thereof on the date of grant. Such options shall vest in five (5) substantially equal annual increments on the grant date and on each of the first four anniversaries of the grant date on which Executive is still employed with the Company.

                  (d) 401K. Executive will be entitled to participate in the Company's 401(K) plan six (6) months after the Effective Date.

                  (e) Pension. Executive will be entitled to receive pension benefits from the Company on terms comparable to executives of the stature and rank of Executive. Executive will become fully vested in his pension benefits on the fifth anniversary of the Effective Date assuming Executive remains employed with the Company on that date.

         5. FRINGE BENEFITS.

                  (a) Executive shall, from and after the Effective Date, have the right to participate in the Company's medical, dental, disability, life and other insurance plans maintained during the Term by the Company for executives of the stature and rank of Executive, and any other plans and benefits, if any, generally maintained by the Company for executives of the stature and rank of Executive during the Term, in each case in accordance with the terms and conditions of such plan as from time-to-time in effect (collectively referred to herein as "Fringe Benefits").

                  (b) Subject to the requirements of Executive's office, Executive shall be entitled to four weeks annual vacation to be taken in accordance with the vacation policy of the Company prorated for the fiscal year ending January 29, 2000 for the number of days Executive was employed by the Company in such year (based on 365-day year).

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                  (c) The Company will, upon being provided with reasonable
supporting documentation thereof, promptly reimburse Executive for actual, ordinary and necessary travel and accommodation cost, entertainment and other business expenses incurred as a necessary part of discharging Executive's duties hereunder.

         6. NO COMPETITION; CONFIDENTIALITY.

                  (a) Executive agrees that while this Agreement is in effect and for a period of 12 months (with respect to the matters referred to in clause
(i) below) and 18 months (with respect to the matters referred to in clauses
(ii) and (iii) below) after the termination of this Agreement (the "Termination Date"), the Executive will not without the prior written consent of the Company, as principal, agent, employee, employer, consultant, stockholder (other than as the holder of shares of capital stock of the Company or of not more than 2% of the shares of any other corporation), director or co-partner, or in any other individual or representative capacity whatsoever, directly or indirectly:

                  (i) engage in any way in any wholesale and/or retail food business which operates in any state in the United States in which the Company operates during the Term;

                  (ii) induce or attempt to induce any person who is in the employ of the Company or any subsidiary thereof to leave the employ of the Company or such subsidiary, or employ or attempt to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company or any subsidiary thereof; or

                  (iii) induce or attempt to induce or assist any other person, firm or corporation to do any of the actions referred to in (i) or (ii) above (provided, that this Paragraph 6 shall not be interpreted so as to prohibit the Executive from providing references for employees of the Company or its subsidiaries or affiliates who have been solicited by an employee or prospective employer without violation of (ii) above).

         Notwithstanding the foregoing, the provisions of this Section 6(a) shall not apply if this Agreement is terminated by the Executive for Good Reason.

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                  (b) Executive agrees that while this Agreement is in effect and for a period of three years following the end of the Term, he will not at any time from and after the date hereof, divulge, furnish or make accessible to any person, or himself make use of other than for the sole benefit of the Company, any confidential or proprietary information of the Company obtained by him while in the employ of the Company other than in connection with his employment with the Company as provided hereunder, including, without limitation, information with respect to any products, services, improvements, formulas, designs, styles, processes, research, analyses, suppliers, customers, methods of distribution or manufacture, contract terms and conditions, pricing, financial condition, organization, personnel, business activities, budgets, plans, objectives or strategies of the Company or its proprietary products or of any subsidiary or affiliate of the Company and that he will, prior to or upon the termination of his employment with the Company, return to the Company all such confidential or non-public information, whether in written or other physical form or stored electronically on computer disks or tapes or any other storage medium, and all copies thereof, in his possession or custody or under his control; provided, however, that (x) the restrictions of this paragraph shall not apply to publicly available information or information known generally to the public (without any action on the part of the Executive prohibited by the restrictions of this Paragraph), and (y) the Executive may disclose such information as may required pursuant to any subpoena or other lawful process issued pursuant to any applicable law, rule or regulation.

                  Notwithstanding the foregoing, in the event that Executive receives a subpoena or other process or order which may require him to disclose any confidential information, the Executive agrees (i) to notify the Company promptly of the existence, terms and circumstances surrounding such process or order, and (ii) to cooperate with the Company, at the Company's request and at its expense, including, but not limited to, attorneys' fees and expenses, in taking legally available steps to resist or narrow such process or order and to obtain an order (or other reliable assurance reasonably satisfactory to the Company) that confidential treatment will be given to such information as is required to be disclosed.

                  (c) In view of the services which the Executive will perform for the Company and its subsidiaries and affiliates, which are special, unique, extraordinary and intellectual in character and will place him in a position of confidence and trust with the customers and employees of the Company and its subsidiaries and affiliates and will provide him with access to confidential financial information, trade secrets, "know-how" and other confidential and proprietary information of the Company and its subsidiaries and affiliates, and recognizing the substantial sums paid and to be paid to the Executive pursuant to the terms hereof, the Executive expressly acknowledges that the restrictive covenants set forth in this Paragraph 6 are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its subsidiaries and affiliates and that the enforcement of such restrictive covenants will not prevent Executive from earning a livelihood. The Executive acknowledges that the remedy at law for any breach or threatened breach of this Paragraph 6 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking damages sustained by reason of such breach), be entitled to specific performance or injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

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         7. GROUNDS FOR TERMINATION BY COMPANY. The Company may terminate this
Agreement and Executive's employment hereunder for "Cause" by written notice to Executive setting forth the grounds for termination with specificity. "Cause" shall mean (i) the commission by the Executive of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its subsidiaries that results in, or that could reasonably be expected to result in, a material injury to the Company or such subsidiary); (ii) a felony conviction or guilty plea of the Executive or a conviction or guilty plea of any other crime involving moral turpitude; (iii) willful misconduct as an employee of the Company that results in material injury to the Company; (iv) the willful failure of the Executive to render services to the Company in accordance with his employment, which failure amounts to a material neglect of his duties to the Company, as determined in each case by the Board in good faith; and (v) willful and material insubordination on the part of the Executive.

                  Any termination for Cause shall be effective upon notice by the Company to Executive as provided at the beginning of this Paragraph 7.

         8. GROUNDS FOR TERMINATION BY EXECUTIVE. Executive may terminate this Agreement and his employment hereunder for Good Reason (as hereinafter defined) by written notice to the Company setting forth the grounds for termination with specificity. "Good Reason" shall mean (a) any material diminution in authority or title that was made for reasons other than Cause or (b) the failure by the Company to pay any compensation or other amount due to the

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Executive under this Agreement, which failure is not remedied within ten (10)
business days after written notice thereof is delivered to the Company by Executive. Any termination for Good Reason shall be effective as of the business day immediately following the date upon which the Company was required to (but did not) remedy such failure.

         9. TERMINATION FOR DEATH OR DISABILITY.

                  (a) If during the Term, Executive should die, Executive's employment shall be deemed to have terminated as of the date of death.

                  (b) If during the Term, Executive should suffer a disability which, in fact, prevents Executive from substantially performing his duties hereunder for a period of 180 consecutive days or 230 or more days in the aggregate, in any period of 12 consecutive months, then and in any such event the Company may terminate Executive's services hereunder by a written notice to Executive setting forth the grounds for such termination with specificity, which termination will take effect 30 days after such notice is given. Executive may only be terminated for disability if the Company's termination notice is given within 60 days following the end of the aforementioned 180- or 230-day period, whichever the Company relies upon. The existence of Executive's disability for the purposes of this Agreement shall be determined by a physician mutually selected by the Company and Executive, and Executive agrees to submit to an examination by such physician for purposes of such determination.

         10. EFFECT OF COMPANY'S TERMINATION OTHER THAN UNDER PARAGRAPH 7 OR 9 OR EFFECT OF EXECUTIVE'S TERMINATION UNDER PARAGRAPH 8. If (i) the Company terminates Executive's employment under this Agreement for any reason other than Cause, or other than due to his death or disability or (ii) Executive terminates Executive's employment under this Agreement for Good Reason, then, provided that the Executive enters into a severance agreement and executes a full release, in each case in a form reasonably satisfactory to the Company:

                  (a) The Company shall continue to pay to Executive his Base Salary then in effect (in the manner in which Base Salary payments have theretofore been paid) for a period equal to 12 months from the date of termination.

                  (b) The Company shall continue to provide to the Executive the benefits described in Paragraph 5(a) hereof for a period of 12 months from the date of termination.

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         11. EFFECT OF COMPANY'S TERMINATION FOR CAUSE, EXECUTIVE'S TERMINATION
WITHOUT GOOD REASON, TERMINATION UPON DEATH OR DISABILITY.

                  If the Company terminates Executive's employment under this Agreement for Cause or Executive terminates his employment under this Agreement other than for Good Reason, or if Executive's employment is terminated due to his death or disability, then the Company shall continue to pay Executive (or his designated beneficiary) his Base Salary through the effective date of termination and, in the case of termination due to Executive's death or disability, Executive shall also be entitled to receive a pro rata portion (calculated on the basis of a 365 day year) of the Executive's Target Bonus for the year in which such termination occurs.

         12. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants to the Company as follows:

                  (a) Executive has the unfettered right to enter into this Agreement on the terms and subject to the conditions hereof, and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein.

                  (b) Neither the execution and delivery of this Agreement by Executive nor the performance by Executive of any of Executive's obligations hereunder constitute or will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

         13. INDEMNIFICATION, ETC.. The Company agrees to hold harmless and promptly indemnify Executive to the fullest extent permitted by law against all damages and/or losses which Executive may suffer as a result of Executive's services as, and/or for activities engaged in by Executive while Executive is, an officer and/or employee of the Company or any affiliate thereof, including either paying or reimbursing Executive, promptly after request, for any reasonable and documented expenses and all attorneys' fees and costs actually incurred by Executive in connection with defending, or himself instituting and/or maintaining, any claim, action, suit or proceeding arising from circumstances to which the Company's above indemnification relates; provided, however, that no such indemnification shall be paid for damages or losses incurred by Executive that result from actions by Executive that Delaware law explicitly prohibits an employer from indemnifying its directors or employees against, including, without limitation, to the extent any such damages or losses arise through the gross negligence, bad faith or misconduct of Executive or the breach by Executive of any of Executive's obligations under or representations and warranties made pursuant to this Agreement. This indemnity shall survive the termination of this Agreement.

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         14. NOTICES. Any notice, consent, termination or other communication under this Agreement shall be in writing and shall be considered given on the date when hand delivered or, if sent by registered or certified mail, on the fifth day after such notice is mailed or, if sent by overnight courier guaranteeing overnight delivery, on the day after such notice is so sent, in each case to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

                                        IF TO EXECUTIVE, TO EXECUTIVE AT:

                                   Mr. Lester Knox
                                   59 Timber Wood Drive
                                   Winfield, Pennsylvania 17889

                                               IF TO THE COMPANY:

                                   The Penn Traffic Company
                                   1200 State Fair Boulevard
                                   Syracuse, New York 13221
                                   Attn: Francis D. Price, General Counsel

                                                 WITH A COPY TO:

                                   The Penn Traffic Company
                                   411 Theodore Fremd Ave.
                                   Rye, New York 10580
                                   Attn: Martin A. Fox, Vice Chairman - Finance

         15. COMPLETE AGREEMENT AND MODIFICATION. This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, supersedes all existing agreements or arrangements between them concerning Executive's employment, and can only be amended or modified by a written instrument signed by the Company and Executive.

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         16. SEVERABILITY PROVISIONS. If any provision of this Agreement is declared invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect and no provisions shall be deemed dependent upon any other provision unless expressly set forth herein.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and performed entirely within such State.

         18. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         19. HEADING. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

         20. WITHHOLDING. Any amount payable under this Agreement shall be reduced by any amount that the Company is obligated by law or regulation to withhold in respect of any such payment.

         21. HEIRS, SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and be enforceable by, Executive's heirs and the Company's successors and assigns. The Company shall have the right to assign this Agreement or any part hereof or any rights hereunder to any successor-in-interest to the Company and to any affiliate of the Company; provided, however, that in the event of any such assignment the assignee shall expressly agree in writing to assume all of the Company's obligations under this Agreement, and Company shall remain secondarily liable to Executive for the performance of all such obligations.

         WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

THE PENN TRAFFIC COMPANY


By: /s/ Joseph V. Fisher                          /s/ Leslie Knox
    ------------------------------                ------------------------------
    Name: Joseph V. Fisher                        Leslie Knox
    Title: President

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                                   SCHEDULE A

                              RELOCATION ASSISTANCE

         [attach from offer letter]